UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WARRIOR MET COAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-0706839
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

16243 Highway 216 Brookwood, Alabama	35444
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 hereby amends the registration statement on Form 8-A originally filed by Warrior Met Coal, Inc. (the “Company”) with the Securities and Exchange Commission on February 14, 2020, by supplementing Items 1 and 2 with the following.

Item 1. Description of Registrant’s Securities To Be Registered

On December 8, 2023, the Company entered into a Second Amendment to the Rights Agreement (the “Second Amendment”), which amends the Rights Agreement, dated as of February 14, 2020, by and among the Company and Computershare Trust Company, N.A. , as rights agent (the “Rights Agreement”), as amended by the First Amendment to the Rights Agreement dated as of March 4, 2022 (the “First Amendment” and collectively with the Rights Agreement, the First Amendment and the Second Amendment, the “Amended Rights Agreement”).

The Second Amendment to the Rights Agreement (i) increases the purchase price for each one one-thousandth (1/1000th) of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share, from $56.00 to $159.00.

The rights under the Amended Rights Agreement (the “Rights”) are in all respects subject to and governed by the provisions of the Rights Agreement, the First Amendment and the Second Amendment, which are incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Current Report on Form 8-K filed on February 14, 2020 by the registrant, Item 1.01 of the Current Report on Form 8-K filed on March 4, 2022 by the registrant and Item 1.01 of the Current Report on Form 8-K filed on December 8, 2023 by the registrant, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Warrior Met Coal, Inc., as filed with the Secretary of State of the State of Delaware on February 14, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on February 14, 2020).

4.1	Rights Agreement, dated as of February 14, 2020 between Warrior Met Coal, Inc. and Computershare Trust Company, N.A., as rights agent (including the form of Certificate of Designations of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on February 14, 2020).

4.2	Form of Right Certificate (incorporated by reference to Exhibit B of the Rights Agreement filed as Exhibit 4.1 of the Company’s Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on February 14, 2020).

4.3	Amendment No. 1 to Rights Agreement, dated as of March 4, 2022, between Warrior Met Coal, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on March 4, 2022).

4.4	Amendment No. 2 to Rights Agreement, dated as of December 8, 2023, between Warrior Met Coal, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on December 8, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

Warrior Met Coal, Inc.

Date: December 8, 2023	By:	/s/ Dale W. Boyles
Dale W. Boyles
Chief Financial Officer